Exhibit 99.01

7000 Cardinal Place
Dublin, OH 43017

FOR IMMEDIATE RELEASE
www.cardinal.com

Media:	Jim Mazzola (614) 757-3690 jim.mazzola@cardinal.com	Investors:	Jim Hinrichs (614) 757-7828 jim.hinrichs@cardinal.com

CARDINAL HEALTH TO HOST INVESTOR MEETING

DUBLIN, Ohio, June 24, 2005 — Cardinal Health (NYSE: CAH) will host a management update for invited analysts and investment professionals on June 29 in New York. A webcast of the formal presentations will begin at 8:30 a.m. EDT on the Investors page of www.cardinalhealth.com. Interested parties can also listen by calling 706-634-5100, passcode 7369136 for the morning session and passcode 7369191 for the afternoon session. Presentation slides and an audio replay will be archived on the website after the conclusion of the meeting. The audio replay will also be available until 11:30 p.m. EDT on July 6 by dialing 706-645-9291, passcode 7369136 for the morning session and passcode 7369191 for the afternoon session.

About Cardinal Health

Cardinal Health, Inc. (www.cardinalhealth.com) is the leading provider of products and services supporting the health-care industry. Cardinal Health develops, manufactures, packages and markets products for patient care; develops drug-delivery technologies; distributes pharmaceuticals and medical, surgical and laboratory supplies; and offers consulting and other services that improve quality and efficiency in health care. Headquartered in Dublin, Ohio, Cardinal Health employs more than 55,000 people on six continents and produces annual revenues of more than $65 billion.

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